SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 4, 2019

                        INTERFACE, INC.
(Exact name of Registrant as Specified in its Charter)

Georgia	001-33994	58-1451243
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

1280 West Peachtree St. NW Atlanta, Georgia	30309
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (770) 437-6800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company      □
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   □

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Election of Directors
On September 4, 2019, Dwight Gibson and Joseph J. Keough were elected as Directors of Interface, Inc.

Mr. Gibson serves as President, Food & Beverage and Industrial Segments for SPX Flow, a leading global provider of process solutions and flow control technology to the power and energy, food and beverage and industrial segments. Prior to joining SPX Flow in June 2016, Gibson spent 11 years at HVAC manufacturer Ingersoll-Rand, most recently serving as President of Climate Strategic Initiatives (June 2015 to June 2016) and as Vice President & General Manager of Transport Solutions for Europe, Middle East, Africa and Russia (October 2011 to June 2015).

Mr. Keough has served as Chairman and CEO of Wood Partners, one of the nation’s largest multi-family real estate developers, since 2008.  Before joining Wood Partners, he worked as Chief Operating Officer at Fuqua Capital, where he was responsible for fund management. Keough also served as a Senior Vice President in the office and multi-family division of Cousins Properties, as well as a Principal, Mergers & Acquisitions at The Boston Consulting Group.

Messrs. Gibson and Keough were elected by the Board of Directors to fill vacancies created by an increase in the number of Directors from 9 to 11, and each of them will serve until the next election of Directors by the shareholders and until the election and qualification of his successor.  Each of them was nominated for the position by the Nominating & Governance Committee of the Board of Directors after a selection process.  The Board of Directors plans to consider Messrs. Gibson and Keough for appointment to one or more Board committees over the course of the next several regularly scheduled Board meetings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERFACE, INC.

By:	/s/ David B. Foshee
David B. Foshee
Vice President
Date: September 5, 2019